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                     March 12, 2024

       Zihao Liu
       Chief Financial Officer
       Meiwu Technology Company Limited
       1602, Building C, Shenye Century Industrial Center
       No. 743 Zhoushi Road , Hangcheng Street
       Bao   an District
       Shenzhen, People   s Republic of China

                                                        Re: Meiwu Technology
Company Limited
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39803

       Dear Zihao Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services